UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2006 (May 16, 2006)

WELLPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	001-16751	35-2145715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Monument Circle

Indianapolis, Indiana 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (317) 488-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01—Entry into a Material Definitive Agreement.

At the 2006 Annual Meeting of Shareholders of WellPoint, Inc. (the “Company”) held on May 16, 2006, the Company’s shareholders approved the WellPoint 2006 Incentive Compensation Plan (the “2006 Incentive Plan”). The 2006 Incentive Plan was approved by the Company’s Board of Directors on March 15, 2006, subject to shareholder approval, and became effective with such shareholder approval on May 16, 2006.

The 2006 Incentive Plan provides for the grant of stock options (both incentive and nonqualified), stock appreciation rights, restricted stock, restricted stock units, performance unit awards, performance share awards, cash-based awards and other stock-based awards to employees, directors and consultants of the Company and its eligible subsidiaries and affiliates. A maximum of 20,000,000 shares of the Company’s common stock are available for delivery under the 2006 Incentive Plan, plus (i) 7,000,000 shares of common stock available for issuance under the Anthem 2001 Stock Incentive Plan (the “2001 Stock Plan”), as previously approved by the Company’s shareholders, but not underlying any outstanding options or other awards under the 2001 Stock Plan, and (ii) any additional shares of common stock subject to outstanding options or other awards under the 2001 Stock Plan that expire, are forfeited or otherwise terminate unexercised on or after March 15, 2006, less (iii) the number of shares of common stock subject to options or other awards granted under the 2001 Stock Plan between March 15, 2006 and the date of the Annual Meeting, subject to adjustment for certain changes in the Company’s capital structure.

The foregoing description of the 2006 Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the 2006 Incentive Plan, which is filed as Exhibit 10.58 hereto and is incorporated herein by reference and constitutes a part of this report.

Section 9—Financial Statements and Exhibits.

Item 9.01—Financial Statements, Pro Forma Financial Information and Exhibits.

(d)	Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Exhibit
10.58	WellPoint 2006 Incentive Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 18, 2006

WELLPOINT, INC.

By:	/s/ Angela F. Braly
	Name:	Angela F. Braly
	Title:	Executive Vice President, General Counsel and Chief Public Affairs Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
10.58	WellPoint 2006 Incentive Compensation Plan.